Exhibit 99.1

July 11, 2018

A. O. Smith announces Rajendra to become executive chairman, Wheeler named president and chief executive officer

Milwaukee, Wis.—The A. O. Smith Corporation (NYSE:AOS) Board of Directors today announced Ajita G. Rajendra will transition from chairman and chief executive officer to executive chairman of the corporation, effective Sept. 1, at which time, Kevin J. Wheeler will assume the role of president and chief executive officer.

Rajendra will continue to lead the company’s Board of Directors as the executive chairman and will remain involved in the company’s strategy development, mergers and acquisitions, investor relations, and executive talent development for the Milwaukee-based water technology company.

Wheeler becomes the 10th chief executive officer in the company’s 144-year history. Currently president and chief operating officer, Wheeler will assume the role of chief executive and have responsibility for the company’s global operations, as well as strategy development and implementation, profitability, and shareholder returns. A. O. Smith, which reported record sales of $3 billion in 2017, has 20 locations and approximately 16,100 employees worldwide.

“Under Kevin Wheeler’s leadership, the North American water heater business has had strong financial performance, with sales growth of 26 percent while operating profit more than doubled,” Rajendra commented. “He has tremendous knowledge of our business and the global experience to continue this outstanding performance.”

“In addition, Kevin is well known and respected throughout the industry and is an outstanding business person with strong values, strategic vision, and excellent leadership skills. He is passionate about the company, about taking care of our customers and about rewarding our shareholders.”

“Ajita Rajendra has made innumerable contributions to A. O. Smith’s success since joining our company 13 years ago,” Lead Director Gene C. Wulf said. “By every measure, the company has enjoyed substantial growth during his tenure. From when he became chief executive officer in 2013 until the end of last year, sales increased from approximately $1.9 billion to $3 billion. Earnings per share increased at a compound annual rate of nearly 21 percent during the same period; and A. O. Smith’s market capitalization grew from approximately $2.9 billion to $10.5 billion at the end of last year.”

“In addition, under Ajita’s leadership, the company has established a strong presence in the global water treatment industry. He has assembled a world-class leadership team which will lead A. O. Smith to continued success in the years to come.”

“This has been a well-thought-out and well-planned leadership transition,” Wulf continued. “We are excited to have Ajita continue to concentrate on the long-term strategy of the company through organic growth and acquisitions. As a board, we look forward to working with these two extremely talented leaders to create additional value for our shareholders.”

Rajendra joined A. O. Smith in January 2005 as president of its Water Products Company, a manufacturer of residential and commercial water heaters and boilers, and was named an executive vice president of the corporation in 2006. He was promoted to president and chief operating officer in August 2011 and was elected to the company’s Board of Directors in December of that year.

Rajendra is a member of the Board of Directors of Donaldson Company and the Timken Company. He is currently a member of the Business Roundtable, the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI), the Board of Trustees of Alverno College in Milwaukee and a member of the Board of Directors of the Metropolitan Milwaukee Association of Commerce.

Wheeler joined A. O. Smith in 1994 as a regional sales manager for the former Water Products Company. He has held a number of senior leadership positions during his 24 years with the company, including vice president-international with responsibility for all European and Asian water heating operations, senior vice president and general manager of the U.S. retail water heater business, and senior vice president and general manager of the North America, India, and Europe water heating business.

Wheeler is a member of the Manufacturers Association for Productivity Improvement (MAPI) division leadership council and the President’s Roundtable. He has served as an at-large director of the Air-conditioning, Heating, and Refrigeration Institute (AHRI).

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a slowdown in the growth rate of the Chinese economy or our key markets and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; negative impact to the company’s businesses from international tariffs and trade disputes; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the impact of U.S. Tax Reform and projections for effective tax rates and one-time expenses under the new law and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the NYSE, the company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.